EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Mattson Technology, Inc. for the year ended December 31, 2014 of our report dated March 12, 2015 included in its Registration Statements on Form S-3 (No. 333-191686) and Form S-8 (Nos. 333-39129, 333-59859, 333-87715, 333-41954, 333-54010, 333-63156, 333-100094, 333-113683, 333-119799, 333-128529, 333-130419 and 333-183742) relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting for the year ended December 31, 2014 listed in the accompanying index.

/s/ Armanino LLP
San Ramon, California
March 12, 2015